Registration No. 333-119985
=================================================================

       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                        FORM SB-2/A-4

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

              PACIFIC NORTHWEST PRODUCTIONS INC.
  (Exact name of Registrant as specified in its charter)

    NEVADA  	         7812                  20-1334845
(State or other     (Primary Standard        (I.R.S. Employer
 jurisdiction          Industrial             Identification
of incorporation   Classification Code)            Number)
or organization)

              PACIFIC NORTHWEST PRODUCTIONS INC.
                      7164 Scott Road
              Surrey, B.C., Canada   V3W 3M8
                    Tel: (604) 572-9863
(Name, address, and telephone number of registrant's principal executive offices, including zip code)

                  Deljit Bains, President
                     12577 61st Avenue
               Surrey, B.C., Canada   V3X 3L6
                    Tel: (604) 572-9863
                    Fax:(604)  594-9861
(Name, address, and telephone number of agent for service,
                     including zip code)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box an list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

                               1



If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ___

----------------------------------------------------------------------
                CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------
                                                Proposed
                                   Proposed     Maximum
Title of Each Class                Maximum      Aggregate    Amount of
of Securities      Amount to be Offering Price  Offering  Registration
To Be Registered   Registered(1) Per Share (1)  Price (2)    Fee (2)
----------------------------------------------------------------------
Common Stock  	 500,000 Shares           $ 50,000     $  6.33
---------------------------------------------------------------------
(1)   This price was arbitrarily determined by Pacific Northwest
Productions Inc.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.








THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.














     SUBJECT TO COMPLETION, DATED MAY 13, 2005



                               2

                             PART II
         Information Not Required In The Prospectus

Item 24. Indemnification Of Directors And Officers
--------------------------------------------------
Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct. Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(a)      such indemnification is expressly required to be made by law;
(b)      the proceeding was authorized by our Board of Directors;
(c) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(d) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution
----------------------------------------------------
The estimated costs of this offering are as follows:

    Expenses (1)                      US($)
---------------------------------- -----------
Securities and Exchange Commission
registration fee                   $      6.33
Stock Transfer Agent Fees          $    500.00
Accounting and audit
   fees and expenses               $  2,500.00
Legal fees and expenses            $  7,500.00
Printing                           $    250.00
Miscellaneous                      $    493.67
                                   -----------
Total                              $ 11,250.00
                                   ===========

(1) All amounts are estimates, other than the SEC registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales Of Unregistered Securities
------------------------------------------------
We issued 500,000 shares of common stock on July 16, 2004 to Deljit Bains and 500,000 shares to Davinder Bains, our officers and directors. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") at a price of $0.005 per share, for total proceeds of $5,000. The 500,000 shares of common stock are restricted shares as defined in the Securities Act.

We also completed an offering of 500,000 shares of our common stock at a price of $0.05 per share to a total of twenty-five (25) purchasers on July 28, 2004. The total amount we received from this offering was $25,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. Following is a list of the purchasers, the date of purchase, amount of shares purchased and total price paid:


Name                                 Total Number
of Selling                Date of      of Shares    Total Purchase
Stockholder               Purchase     Purchased     Price Paid
-------------------------------------------------------------------
Raminder Badyal            July 2004       6,000      $     300
Shawn Sandhu               July 2004      10,000      $     500
Sukhbir Mann               July 2004      10,000      $     500
Taj Badyal                 July 2004      14,000      $     700
Nav Badyal                 July 2004      14,000      $     700
Simrit Ollek               July 2004       6,000      $     300
Jagtar Basi                July 2004      12,000      $     600
Suneet Atwal               July 2004      10,000      $     500
Desho Atwal                July 2004      10,000      $     500
Rashpail Basi              July 2004       8,000      $     400
Chris Bardon               July 2004      34,000      $   1,700
Anthony Borthwick          July 2004      14,000      $     700
Derek Clease               July 2004      30,000      $   1,500
Michael Flanigan           July 2004      38,000      $   1,900
Alyson Ford                July 2004      30,000      $   1,500
Norm Funk                  July 2004      14,000      $     700
Neil Gaba                  July 2004      10,000      $     500
Richard Hayes              July 2004      20,000      $   1,000
Linda Hickey               July 2004      40,000      $   2,000
Alberto Leone              July 2004      40,000      $   2,000
Scott Lindsay              July 2004      16,000      $     800
Kristina Reid              July 2004      26,000      $   1,300
John Van                   July 2004      24,000      $   1,200
Lisa Carver                July 2004      42,000      $   2,100
Brian Fearncombe           July 2004      22,000      $   1,100

Item 27. Exhibits
-----------------
The following exhibits marked with an asterisk and required to be filed herein can be found in their entirety in our original Form SB-2 registration statement, filed on October 27, 2004, under SEC File
Number 333-119985:

Exhibit Number           Description
----------------         -----------------------
*    3.1                 Articles of Incorporation
*    3.2                 By-Laws
*    5	                 Legal Opinion and Consent
 23.1	         Consent of Auditors
*   23.2	         Consent of Legal Counsel (See exhibit 5)

Item 28. Undertakings
---------------------
The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.


                            SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia.

                           PACIFIC NORTHWEST PRODUCTIONS INC.

Dated: May 13, 2005        By: /s/ Deljit Bains
                           --------------------------------------
                           Deljit Bains, President, Treasurer,
                           Principal Executive Officer and
                           Director

Dated: May 13, 2005        By: /s/ Davinder Bains
                           --------------------------------------
                           Davinder Bains, Secretary, Chief
                           Financial Officer, Principal
                           Accounting Officer  and Director